Exhibit 99.4

UNAUDITED PRO FORMA CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS FOR BPR

On March 26, 2018, Brookfield Property Partners L.P. (“BPY”) entered into an agreement to acquire all of the outstanding shares of GGP Inc. (“GGP”) common stock held by unaffiliated GGP common stockholders (i.e., the merger agreement) through a series of transactions (the “Transactions”). The unaffiliated GGP common stockholders are entitled to receive, for each share of issued and outstanding GGP common stock and each share of GGP common stock deemed held, and subject to proration, total consideration of up to $23.50 in cash or one share of class A stock, par value $0.01 per share, of Brookfield Property REIT Inc. (“class A stock”) or one limited partnership unit of BPY (a “BPY unit”) at the election of such GGP common stockholders (with deemed stockholders being deemed to have elected cash). One share of class A stock is intended to provide an economic return equivalent to one BPY unit, including identical distributions, and holders of class A stock have the right following the consummation of the Transactions to exchange each share of class A stock for one BPY unit or the cash equivalent of one BPY unit, at Brookfield Properties, Inc.’s (“BPI”) election in its sole discretion. The total consideration in the Transactions payable to unaffiliated GGP common stockholders consists of (i) the pre-closing dividend consisting of class A stock, BPY units or cash at the election of such GGP common stockholders and subject to proration and (ii) merger consideration paid in cash. The cash portion of the consideration is funded by a combination of funds from joint venture equity partners, financings from a syndicate of lenders and asset-level financings, and borrowings under a corporate revolver.

The merger was consummated on August 28, 2018. At the effective time of the merger, Goldfinch Merger Sub Corp. (“Goldfinch”) merged with and into GGP, with GGP surviving the merger. Goldfinch is an indirect wholly-owned subsidiary of BPY. Following the merger, the surviving corporation has assumed the name Brookfield Property REIT Inc. (“BPR”).

The following unaudited pro forma consolidated financial statements for BPR adjust GGP’s consolidated balance sheet as at June 30, 2018 and consolidated statements of operations for the six months then ended and the year ended December 31, 2017 to give effect to (i) the acquisition of all of the outstanding shares of GGP common stock held by unaffiliated GGP common stockholders, including the pre-closing dividend and financing transactions and (ii) the other pro forma adjustments described in the notes to these pro forma financial statements. These pro forma adjustments are made as if the Transactions occurred as of June 30, 2018, in the case of the unaudited pro forma consolidated balance sheet, or as of January 1, 2017, in the case of the unaudited pro forma consolidated statements of operations.

Although the Transactions resulted in a change of control, BPR will remain as the reporting entity. Absent an election by BPR to apply pushdown accounting, a new basis of accounting will not be recognized in the separate financial statements of BPR. The pro forma adjustments reflecting the completion of the Transactions are based upon the accounting for an equity recapitalization in accordance with GAAP and upon the assumptions set forth in the accompanying notes to the unaudited pro forma combined financial information.

The unaudited pro forma consolidated financial statements have been prepared based upon elections made by unaffiliated GGP common stockholders and related transactions, including payment of the pre-closing dividend and financing transactions, that occurred between the date the merger agreement was entered into and the consummation of the merger, and should be read in conjunction with GGP’s financial statements and related disclosures, which are included in GGP’s quarterly and annual report filed on Form 10-Q and Form 10-K, respectively, for the six months ended June 30, 2018 and the fiscal year ended December 31, 2017. While the Transactions reflected in the unaudited pro forma consolidated financial statements were effected prior to the date of this filing, the preparation of such pro forma financial statements requires BPR management to make estimates and assumptions deemed appropriate. The assumptions and estimates underlying the unaudited adjustments to the pro forma financial statements are described in the accompanying notes, which should be read together with the pro forma financial statements.

The pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma financial information. Differences between these preliminary estimates and the final accounting for these transactions may occur and these differences could have a material impact on the accompanying unaudited pro forma financial statements. The unaudited consolidated pro forma financial statements are not intended to represent, or be indicative of, the actual financial position and results of operations that would have occurred if the Transactions described therein had been effected on the dates indicated, nor are they indicative of BPR’s future results.

All financial data in these unaudited pro forma financial statements are presented in millions of U.S. dollars and have been prepared on a basis consistent with GAAP.

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET FOR BPR

June 30, 2018

(In US$ millions)

		Acquisition of GGP (Brookfield Affiliate Exchange)	Pre-closing Transactions	Transaction Expenses	Management Fee Expense	Income Taxes
(US$ Millions) As of June 30, 2018	GGP, as reported	4(a)	4(b)	4(c)	4(d)	4(e)	BPR, pro-forma
Assets:
Investment in real estate:
Land	$3,888	$—	$(1,144)	$—	$—	$—	$2,744
Buildings and equipment	17,086	—	(6,350)	—	—	—	10,736
Less accumulated depreciation	(3,390)	—	1,302	—	—	—	(2,088)
Construction in progress	485	—	(18)	—	—	—	467
Net property and equipment	18,069	—	(6,210)	—	—	—	11,859
Investment in Unconsolidated Real Estate Affiliates	3,361	—	1,874	—	—	—	5,235
Net investment in real estate	21,430	—	(4,336)	—	—	—	17,094
Cash and cash equivalents	195	—	(11)	—	—	—	184
Accounts receivable, net	312	—	(110)	—	—	—	202
Notes receivable	351	—	—	—	—	—	351
Deferred expenses, net	281	—	(111)	—	—	571	741
Prepaid expenses and other assets	443	—	(126)	—	—	—	317
Assets held for disposition	121	—	—	—	—	—	121
Total assets	23,133	—	(4,694)	—	—	571	19,010
Liabilities:
Mortgages, notes and loans payable	12,849	—	210	—	—	—	13,059
Investment in Unconsolidated Real Estate Affiliates	22	—	—	—	—	—	22
Accounts payable and accrued expenses	879	—	(197)	203	—	—	885
Dividend payable	217	—	(217)	—	—	—	—
Deferred tax liabilities	2	—	—	—	—	—	2
Junior subordinated notes	206	—	—	—	—	—	206
Liabilities held for disposition	101	—	—	—	—	—	101
Total liabilities	14,276	—	(204)	203	—	—	14,275
Redeemable noncontrolling interests:
Preferred	52	—	—	—	—	—	52
Common	171	—	(171)	—	—	—	—
Total redeemable noncontrolling interests	223	—	(171)	—	—	—	52
Commitments and Contingencies	—	—	—	—	—	—	—
Temporary equity:
Class A stock	—	—	3,409	—	—	—	3,409
Total temporary equity	—	—	3,409	—	—	—	3,409
Equity:
Common stock	10	(4)	(6)	—	—	—	—
Preferred stock	242	—	—	—	—	—	242
Other GGP equity, as reported / Other BPR equity, pro forma	8,279	4	(9,184)	(203)	—	571	(533)
Total stockholders’ equity	8,531	—	(9,190)	(203)	—	571	(291)
Noncontrolling interests in consolidated real estate affiliates	49	—	1,462	—	—	—	1,511
Noncontrolling interests related to long-term incentive plan common units	54	—	—	—	—	—	54
Total equity	8,634	—	(7,728)	(203)	—	571	1,274
Total liabilities and equity	$23,133	$—	$(4,694)	$—	$—	$571	$19,010

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS FOR BPR

Six Months Ended June 30, 2018

(In US$ millions)

(US$ Millions) For the Six Months Ended June 30, 2018	GGP, as reported	Acquisition of GGP (Brookfield Affiliate Exchange)	Pre-closing Transactions	Transaction Expenses	Management Fee Expense	Income Taxes	BPR, pro- forma
		4(a)	4(b)	4I	4(d)	4(e)
Revenues:
Minimum rents	$748	$—	$(278)	$—	$—	$—	$470
Tenant recoveries	313	—	(119)	—	—	—	194
Overage rents	10	—	(4)	—	—	—	6
Management fees and other corporate revenues	52	—	13	—	—	—	65
Other	34		(11)	—	—	—	23
Total revenues	1,157	—	(399)	—	—	—	758
Expenses:
Real estate taxes	122	—	(41)	—	—	—	81
Property maintenance costs	26	—	(7)	—	—	—	19
Marketing	3	—	—	—	—	—	3
Other property operating costs	144	—	(59)	—	—	—	85
Provision for doubtful accounts	6	—	(2)	—	—	—	4
Provision for loan loss	—	—	—	—	—	—	—
Property management and other costs	76	—	(2)	—	—	—	74
General and administrative	24	—	—	(1)	21	—	44
Provision for impairment	38	—	—	—	—	—	38
Depreciation and amortization	360	—	(128)	—	—	—	232
Total expenses	799	—	(239)	(1)	21	—	580
Operating income	358	—	(160)	1	(21)	—	178
Interest and dividend income	19	—	—	—	—	—	19
Interest expense	(278)	—	(18)	—	—	—	(296)
(Loss) gain on foreign currency	—	—	—	—	—	—	—
Gains from changes in control of investment properties and other, net	13	—	—	—	—	—	13
Gain on extinguishment of debt	—	—	—	—	—	—	—
Income before income taxes, equity in income of Unconsolidated Real Estate Affiliates, discontinued operations and allocation to noncontrolling interests	112	—	(178)	1	(21)	—	(86)
Benefit from (provision for) income taxes	—	—	(1)	—	—	—	(1)
Equity in income of Unconsolidated Real Estate Affiliates	39	—	23	—	—	—	62
Unconsolidated Real Estate Affiliates—gain on investment	10	—	—	—	—	—	10
Net income	161	—	(156)	1	(21)	—	(15)
Allocation to noncontrolling interests	(4)	—	2	—	—	—	(2)
Net income attributable to GGP / BPR	157	—	(154)	1	(21)	—	(17)

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS FOR BPR

Year Ended December 31, 2017

(In US$ millions)

(US$ Millions) For the Year Ended December 31, 2017	GGP, as reported	Acquisition of GGP (Brookfield Affiliate Exchange)	Pre-closing Transactions	Transaction Expenses	Management Fee Expense	Income Taxes	BPR, pro- forma
		4(a)	4(b)	4(c)	4(d)	4(e)
Revenues:
Minimum rents	$1,455	$—	$(554)	$—	$—	$—	$901
Tenant recoveries	644	—	(242)	—	—	—	402
Overage rents	35	—	(12)	—	—	—	23
Management fees and other corporate revenues	105	—	18	—	—	—	123
Other	89		(28)	—	—	—	61
Total revenues	2,328	—	(818)	—	—	—	1,510
Expenses:
Real estate taxes	237	—	(83)	—	—	—	154
Property maintenance costs	50	—	(14)	—	—	—	36
Marketing	11	—	—	—	—	—	11
Other property operating costs	286	—	(118)	—	—	—	168
Provision for doubtful accounts	11	—	(4)	—	—	—	7
Provision for loan loss	—	—	—	—	—	—	—
Property management and other costs	145	—	(4)	—	—	—	141
General and administrative	56	—	(1)	(1)	43	—	97
Provision for impairment	—	—	—	—	—	—	—
Depreciation and amortization	694	—	(264)	—	—	—	430
Total expenses	1,490	—	(488)	(1)	43	—	1,044
Operating income	838	—	(330)	1	(43)	—	466
Interest and dividend income	62	—	—	—	—	—	62
Interest expense	(542)	—	(36)	—	—	—	(578)
(Loss) gain on foreign currency	(1)	—	—	—	—	—	(1)
Gains from changes in control of investment properties and other, net	79	—	—	—	—	—	79
Gain on extinguishment of debt	55	—	—	—	—	—	55
Income before income taxes, equity in income of Unconsolidated Real Estate Affiliates, discontinued operations and allocation to noncontrolling interests	491	—	(366)	1	(43)	—	83
Benefit from (provision for) income taxes	11	—	—	—	—	—	11
Equity in income of Unconsolidated Real Estate Affiliates	153	—	43	—	—	—	196
Unconsolidated Real Estate Affiliates—gain on investment	12	—	—	—	—	—	12
Net income	667	—	(323)	1	(43)	—	302
Allocation to noncontrolling interests	(10)	—	(26)	—	—	—	(36)
Net income attributable to GGP / BPR	657	—	(349)	1	(43)	—	266

Notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements

1.	ORGANIZATION AND NATURE OF THE BUSINESS

At the effective time of the merger, Goldfinch merged with and into GGP, with GGP surviving the merger. Goldfinch is an indirect wholly-owned subsidiary of BPY. Following the merger, the surviving corporation has assumed the name Brookfield Property REIT Inc. and is an indirect subsidiary of BPY.

Ownership interests in properties in which BPR owns a majority or controlling interest are consolidated under GAAP. BPR also owns interests in certain properties through BPR’s unconsolidated real estate affiliates.

Shares of class A stock are listed and publicly traded on the Nasdaq Stock Market upon following the consummation of the Transactions under the trading symbol “BPR.”

The registered head office and principal place of business of BPR is Brookfield Place, 250 Vesey Street, 15th Floor, New York, New York, 10281.

2.	BASIS OF PRESENTATION

BPR’s unaudited pro forma consolidated balance sheet as at June 30, 2018 and unaudited pro forma consolidated statements of operations for the six months ended June 30, 2018 and the year ended December 31, 2017 reflect adjustments that are: (i) directly attributable to the Transactions; (ii) factually supportable; and (iii) with respect to the pro forma consolidated statements of operations, expected to have a continuing impact on the combined results following the consummation of the Transactions.

BPR’s unaudited pro forma consolidated financial statements have been prepared using the consolidated balance sheet as at June 30, 2018 and consolidated statements of operations for the six months then ended and the year ended December 31, 2017. The unaudited pro forma consolidated financial statements assume the Transactions, including the pre-closing dividend and financing transactions, occurred as of June 30, 2018, in the case of the unaudited pro forma consolidated balance sheet, and as of January 1, 2017 in the case of the unaudited pro forma consolidated statements of operations.

BPR has accounted for the Transactions as equity transactions. Although the Transactions resulted in a change of control of GGP, there are no changes to GGP as the reporting entity. Absent an election by BPR to apply pushdown accounting, a new basis of accounting will not be recognized in the separate financial statements of BPR. The pro forma adjustments reflecting the completion of the Transactions are based upon the accounting for an equity recapitalization in accordance with GAAP and the assumptions set forth in the accompanying notes to the unaudited pro forma combined financial information.

The unaudited pro forma consolidated financial statements have been prepared based upon currently available information and assumptions deemed appropriate by BPR management and for informational purposes only and should be read in conjunction with GGP’s and BPR’s financial statements and related disclosures. The preparation of these unaudited pro forma financial statements requires BPR management to make estimates and assumptions deemed appropriate. The unaudited pro forma financial statements are not intended to represent, or be indicative of, the actual financial position and results of operations that would have occurred if the Transactions described below had been effected on the dates indicated, nor are they indicative of BPR’s future results.

3.	SIGNIFICANT ACCOUNTING POLICIES

All financial data in these unaudited pro forma financial statements are presented in millions of U.S. dollars and have been prepared on a basis consistent with GAAP.

The accounting policies used in the preparation of BPR’s unaudited pro forma consolidated financial statements are those that are set out in GGP’s consolidated financial statements included in GGP’s quarterly and annual report filed on Form 10-Q and Form 10-K, respectively, for the six months ended June 30, 2018 and fiscal year ended December 31, 2017, which are being included elsewhere in this filing. The adoption of ASC 606, Revenue from Contracts with Customers (“ASC 606”), ASU 2016-16, Income Taxes: Intra-entity Transfers of Assets other than Inventory (“ASU 2016-16”) and ASU 2017-05, Other Income – Gains and Losses from the Derecognition of Non-financial Assets (“ASU 2017-05”), set out in GGP’s interim consolidated financial statements included in GGP’s 2018 second quarter report filed on Form 10-Q, have been reflected in the unaudited pro forma consolidated financial statements as at and for the six months ended June 30, 2018. The adoption of the ASC 606 and ASU 2017-05 standards did not have any material impact on the consolidated financial statements as at and for the six months ended June 30, 2018. The adoption of the ASU 2016-16 standard resulted in a cumulative effect of a decrease to retained earnings of $18.8 million as of January 1, 2018 which is reflected on GGP’s balance sheet as of June 30, 2018. Accounting policies applied in accounting for the impact of the Transactions on GGP’s common stock and certain related transactions are summarized herein.

4.	PRO FORMA ADJUSTMENTS

This note should be read in conjunction with Note 2 to BPR’s unaudited pro forma consolidated financial statements. The unaudited pro forma consolidated financial statements adjust GGP’s consolidated financial statements to give effect to the acquisition of GGP by BPY, including the pre-closing dividend and financing transactions, as if it occurred as of June 30, 2018, in the case of the unaudited pro forma consolidated balance sheet, and as of January 1, 2017 in the case of the unaudited pro forma consolidated statements of operations.

The following adjustments have been reflected in the unaudited pro forma consolidated financial statements:

a)	Acquisition of GGP (Brookfield Affiliate Exchange)

The unaudited pro forma consolidated balance sheet has been adjusted to reflect the recapitalization of GGP in connection with the Transactions. Pursuant to the terms of the merger agreement and the class B exchange agreement all shares of GGP common stock held by the Brookfield voting parties are exchanged for series B preferred stock (i.e., the Brookfield affiliate exchange). Following the consummation of the Transactions, the series B preferred stock is re-designated as class B stock of BPR.

Each share of GGP common stock that was issued and outstanding immediately prior to the effective time of the merger (except for certain excluded shares of GGP common stock, which include cancelled shares, dissenting shares and shares of GGP restricted stock) was cancelled as part of the Transactions. On the first (1st) business day following receipt of the requisite stockholder approval, BPY’s previous interest in GGP common stock was exchanged, on a one-for-one basis, for series B preferred stock.

Further, pursuant to the merger agreement, GGP is the surviving corporation following the merger with Goldfinch. In connection with this merger, each share of Goldfinch common stock that was outstanding immediately prior to the effective time of the merger was converted into a number of shares of class C stock, par value $0.01 per share, of BPR (“class C stock”). equivalent to the merger share number divided by the number of outstanding shares of Goldfinch common stock outstanding immediately prior to the effective time of the merger.

The foregoing adjustments are based on the actual elections made by each unaffiliated GGP common stockholder to receive class A stock or BPY units.

b)	Pre-closing Transactions

The unaudited pro forma consolidated balance sheet and statements of operations have been adjusted to reflect the following:

i.	The unaudited pro forma consolidated balance sheet and consolidated statements of income have been adjusted to reflect the sale of joint venture interests in certain properties to fund the cash component of the Transactions as follows:

•	Recognition of $1,471 million in non-controlling interests, as well as derecognition of $7,002 million of net investment in real estate and $5,101 million of commercial property debt related to such properties. As a result of the sale of these joint venture interests, $2,666 million investment in unconsolidated real estate affiliates was recognized to reflect the retained interest in these properties. The retained interest was recorded at fair value for those previously consolidated properties and at historical cost for those that previously were and continue to be unconsolidated real estate affiliates.

•	Net income of $89 million and $185 million related to the joint venture assets was derecognized for the six months ended June 30, 2018 and the year ended December 31, 2017, respectively. This was partially offset by net income recognized on the interests retained of $50 million and $105 million for the six months ended June 30, 2018 and the year ended December 31, 2017, respectively. Additionally, the net income allocation to non-controlling interests increased by $(1) million and $30 million for the six months ended June 30, 2018 and the year ended December 31, 2017, respectively, due to the increase in non-controlling interests in consolidated real estate affiliates.

ii.	Financing of $5,336 million for distribution to shareholders of GGP in connection with the Transactions, as well as certain other related transactions, including the payoff of accrued dividends. The related interest expense of $125 million at an assumed weighted-average interest rate of 5.12% for the six months ended June 30, 2018 and $250 million at an assumed weighted-average interest rate of 5.12% for the year ended December 31, 2017 has been reflected in the pro forma consolidated statements of operations. An increase in the assumed interest rate of 0.125% would result in incremental interest expense of $3 million and $6 million for the six months ended June 30, 2018 and the year ended December 31, 2017, respectively.

iii.	In addition, related to these newly created joint ventures, property management fee income of $13 million and $18 million was recorded within other revenue for the six months ended June 30, 2018 and the year ended December 31, 2017, respectively, pursuant to the terms of the joint venture agreements.

iv.	Subsequent to the Brookfield affiliate exchange, GGP declared the pre-closing dividend:

•	Consideration for the pre-closing dividend was funded through a combination of approximately $2,672 million from asset sales to joint venture equity partners, $4,700 million of financings from a syndicate of lenders and $636 million of asset-level financing and draw-down of GGP’s revolver.

•	Consideration to the unaffiliated GGP common stockholders in the form of BPR class A stock was $3,409 million, which was determined based on an acquisition price of $21.00 per share of BPR class A stock and approximately 162.3 million shares of class A stock issued to unaffiliated GGP common stockholders in connection with the Transactions. The acquisition price of $21.00 was determined with reference to the trading price of BPR class A stock at closing of the Transactions.

•	Current unaffiliated GGP common stockholders, who elected to receive class A stock in consideration for their shares of GGP common stock, have the right to exchange each share of class A stock for one BPY unit, or the cash equivalent of one BPY unit, at the election of BPI. Class A stock is recorded separate from permanent equity of BPR within temporary equity as they are redeemable under conditions not under the sole control of BPR.

•	Each share of GGP common stock that was issued and outstanding immediately prior to the effective time of the merger (except for certain excluded shares of GGP common stock, which include cancelled shares, dissenting shares and shares of GGP restricted stock) was cancelled as part of the Transactions. BPY’s previous interest in GGP common stock has been exchanged, on a one-for-one basis, for series B preferred stock pursuant to the Brookfield affiliate exchange, which is re-designated as class B stock of BPR following the consummation of the Transactions.

•	Further, pursuant to the merger agreement, GGP is the surviving corporation following the merger with Goldfinch. In connection with this merger, each share of Goldfinch common stock that was outstanding immediately prior to the effective time of the merger was converted into a number of shares of class C stock equivalent to the merger share number divided by the number of outstanding shares of Goldfinch common stock outstanding immediately prior to the effective time of the merger.

•	The foregoing adjustments are based on the actual elections made by each unaffiliated GGP common stockholder to receive class A stock or BPY units.

c)	Transaction Expenses

Transaction expenses directly attributable to the Transactions of approximately $1 million were added back to the six month period ended June 30, 2018 and the year ended December 31, 2017 pro forma consolidated statements of income, as these transaction costs were non-recurring in nature. On the pro forma consolidated balance sheet, approximately $203 million of transaction expenses were reflected as an adjustment to equity as of June 30, 2018. This amount represents the current estimate of all transaction expenses attributable to these Transactions to be incurred subsequent to the balance sheet date.

d)	Management Fee Expense

Pursuant to the master services agreement, certain Brookfield Asset Management Inc. (“BAM”)-owned entities will provide certain management and administration services to BPR.

For the first twelve months following closing of the Transactions, BAM has agreed to waive management fees payable by BPR and the incremental management fees BPY would otherwise be required to pay in respect of the class A stock issued in exchange for GGP common stock. The pro forma consolidated statements of income, however, include an adjustment for the incremental management fees payable for transaction purposes as such fees will be incurred and payable beginning the second year following the Transactions. For the purposes of the pro forma consolidated statements of income, the management fee was calculated based on the issuance of approximately 162.3 million shares of class A stock at an acquisition price per such share of $21.00. The acquisition price of $21.00 per share is determined with reference to the trading price of the class A stock at closing of the Transactions.

The management fee excludes in its calculation of capitalization any temporary acquisition financing entered into in connection with the Transactions. Consequently, at a base management fee of 1.25% of BPR’s capitalization, incremental management fees would have totaled $21 million and $43 million for the six months ended June 30, 2018 and the year ended December 31, 2017, respectively.

e)	Income Taxes

In connection with the Transactions, certain of BPR’s subsidiaries contributed a portion of their interests in specific assets to a newly formed corporate subsidiary of General Growth Services, Inc. (“GGSI”). This taxable contribution caused an increase in the tax basis of the contributed assets to fair market value and generated a related taxable gain. The increase in tax basis in the assets created a book to tax basis temporary difference of approximately $2.6 billion and a related deferred tax asset of $571 million within the newly formed subsidiary of GGSI which has been reflected as an adjustment in the pro forma consolidated balance sheet. A valuation allowance was not recorded as BPR is expected to recognize the benefit of the increased tax basis through operations or sale of properties.